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                                                                 Exhibit (12)-2

                        POTOMAC ELECTRIC POWER COMPANY

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
                                                     12 MONTHS                  YEAR ENDED DECEMBER 31,
                                                       ENDED     -----------------------------------------------------
                                                     SEP 30-95     1994       1993       1992       1991       1990
                                                    -----------  ---------  ---------  ---------  ---------  ---------
                                                             (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


  Ratio of Earnings to Fixed Charges (b)..........        1.54        2.37       2.31       2.19       2.23       2.14
  Ratio of Earnings to Fixed Charges and Preferred
   Stock Dividends Combined (b)...................        1.41        2.15       2.12       2.02       2.08       2.00

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